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                                                                   EXHIBIT 10.34

                         ANNUITY LICENSING FEE AGREEMENT

        This ANNUITY LICENSEING FEE AGREEMENT ("Agreement"), dated as of September 9, 2002, is made by and between WESTFIN INSURANCE AGENCY, INC., a California corporation ("WFIA") and WESTERN FINANCIAL BANK, a federally-chartered savings bank (the "Bank" and collectively as the "Companies"). This Agreement supersedes, cancels, and replaces all prior Investment Products Agreements and Annuities Products Agreements by and between the Companies.

                                    RECITALS

        A. WFIA, a wholly-owned subsidiary of the Bank, was formed for the purpose of transacting the business of an insurance agency, and is duly licensed under applicable insurance laws and regulations.

        B. The Bank, a wholly-owned subsidiary of Westcorp, is a federally chartered savings institution.

        C. The Companies desire to obtain certain services from each other in order to market and sell single-premium tax deferred annuities products ("Fixed Annuities") and to compensate each other therefor.

        D. The Companies acknowledge that the Fixed Annuities are uninsured instruments, and that sales of them are to be conducted in accordance with guidelines and regulations of the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC"), the Office of the Comptroller of the Currency ("OCC"), National Association of Securities Dealers ("NASD") or other applicable regulatory agencies, including applicable insurance laws or regulations.

        E. WFIA and the Bank desire to set forth the terms of their relationship in order to ensure that, in accordance with applicable law and regulations, the Companies operate as separate corporate entities apart from each other.

                                    AGREEMENT

        In consideration of the mutual promises set forth herein, and in reliance upon the recitals set forth above, the parties agree as follows:

        1. Further Assurances. The parties hereto agree they will modify, amend, or restate any provision of this Agreement as necessary in order to ensure that this Agreement complies



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with all applicable federal laws and OTS, NASD, and FDIC regulations with respect to transacting business between the parties.

        2. Separate Sales and Agent Contracts.

                2.1 Bank employees ("Employees") and WFIA sell Fixed Annuities, which are insurance products and as such must be sold by a properly licensed insurance agent. The Bank agrees to prepare, monitor, and maintain sales and agent contracts ("Contracts") on behalf of WFIA with Employees which will permit certain Employees to sell Fixed Annuities and to receive commissions therefor. Such Contracts shall identify the Fixed Annuities being sold, the commission rates, and any other pertinent requirements, and those separate Contracts and each of them are incorporated by reference into this Agreement.

                2.2 WFIA shall obtain licenses for one or more Employees at each specified location as an insurance agent authorized to sell Fixed Annuities exclusively for WFIA. WFIA shall also monitor the continuing education of those licensed Employees to ensure their compliance with applicable insurance regulations.

                2.3 WFIA agrees that if the Bank terminates the employment of one of its own employees who has a Contract which includes Fixed Annuities, the Contract covering the Fixed Annuities is terminated concurrently.

                2.4 The Bank agrees that should WFIA determine in its sole discretion that WFIA no longer desires to have a particular Employee represent it in the sale of Fixed Annuities, the Bank will terminate the Employee's Contract covering the Fixed Annuities, provided however that such termination does not affect the employment of Employee by the Bank.

                2.5 The cost of preparing, monitoring, and maintaining the Contracts is included in the WFIA Management Fee set forth in Section 5.2.1.

        3. Licensing Fee and Services Provided.

                3.1 Bank Management Fee.

                        3.1.1 WFIA agrees to pay on a monthly basis to the Bank the "Bank Management Fee" which is an amount equal to 500 basis points (5%) of the amount invested in Fixed Annuity products.

                        3.1.2 The Bank Management Fee will compensate and reimburse the Bank for the following costs, charges, and payments:

                        (a) The use of the Bank's employees' time for selling the product;

                        (b) The use of the Bank's employees' time required to train or retrain the employee from time to time;



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                        (c) Reimbursement to the Bank for its payment of funds
representing referral fees or commissions on behalf of WFIA to the agent;

                        (d) Other miscellaneous administrative costs incurred by the Bank related to the Fixed Annuity sales program.

                        3.1.3. The Bank Management Fee is subject to periodic review, but not less than annually.

                3.2 WFIA Management Fee.

                        3.2.1. The Bank agrees to pay on a monthly basis to WFIA the "WFIA Management Fee" which is an amount equal to $1,000.

                        3.2.2. The WFIA Management Fee will compensate and reimburse WFIA for the following costs, charges, and payments:

                        (a) The cost of managing life agent licensing and the corresponding continuing education for those agents.

                        (b) Product due diligence and selection;

                        (c) Product contract negotiation, execution, and maintenance;

                        (d) Daily accounting and transaction reconciliation as stated in P&P;

                        (e) Use of space in area leased by WFIA from the Bank.


                        3.2.3 Authority and Responsibilities

                        (a) WFIA grants to the Bank full power and authority to receive and accept applications for insurance covering such kinds of insurance as the Annuity Company may, from time to time, authorize to be insured; to calculate the premium for such applications in accordance with the manuals, rate charts or other instructions by the Annuity Company, to collect, receive and receipt, for premiums on insurance.

                        (b) WFIA agrees to perform faithfully in every way the duties set out in Section 3.2.3 above in compliance with instructions, rules and regulations of Annuity Company, to keep true and complete records and accounts of all transactions with policyholders and Annuity Company, and promptly forward to Annuity Company records of all insurance transactions between policyholders and Annuity Company, WFIA shall, unless specifically otherwise directed, collect all premiums due Annuity Company and transmit such premiums to Annuity Company in accordance with Annuity Company premium billings or with monthly report and remittance forms.

                        (c) Either party, shall upon request by the other party's authorized representative, during normal business hours, make available for inspection all books and records pertaining to business covered by this Agreement.



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                        3.2.4 The WFIA Management Fee is subject to periodic
review but not less than annually.

        4. Time and Method of Payment. Compensation and reimbursement by WFIA to the Bank for Rental Expense and Management Fees, and by the Bank for WFIA Management Fees shall be payable on a monthly basis by no later than the 15th business day of each month for expenses and costs incurred during the prior month. The Bank's accounting department, under the direction of the Controller, shall administer the reimbursement and reflect the reimbursement on the separate books and records of WFIA and the Bank.

        5. Term.

                5.1 This Agreement shall commence as of the date first stated above and shall continue until terminated by the parties.

                5.2 This Agreement may be terminated by any of the Companies without cause upon thirty (30) days prior written notice and may be terminated immediately for breach of any covenant, obligation or duty herein contained or for violation of law, ordinance, statute, rule or regulation (collectively referred to as "law") governing the conduct of either party hereto. The Bank further reserves the right to terminate this Agreement immediately upon the promulgation, establishment, or passage of such laws as may adversely affect the tax advantages provided to Bank customers as a result of such Fixed Annuity sales.

                5.3 Termination shall not affect the obligations of the parties with respect to any event occurring before termination. WFIA shall be bound by and responsible for any transaction or expense properly agreed to or incurred by another party in connection with services performed hereunder but not settled, paid or reimbursed prior to the date of any such termination. Upon termination of this Agreement, the fee referred to above will be prorated, but the due date thereof shall not be changed.

        6. Representations and Warranties of the Companies. The Companies represent and warrant to and for the benefit of each other as follows:

                6.1 Corporate Existence and Qualifications. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction, with full corporate power to own its properties and to carry on its business as now owned and operated.



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                6.2 Licenses; Compliance with Laws. Each Company has all
licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has not violated, and is not in violation of, any such licenses, franchises, permits or authorizations or any applicable statutes, laws, ordinances, rules or regulations of any federal, state, or local governmental bodies, agencies or subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

        7. Covenants Regarding Corporate Existence.

                7.1 Preservation of Corporate Existence and Qualifications. Each Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the its jurisdiction and, if required, will obtain and preserve its qualifications to carry on business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary.

                7.2 Observation of Corporate Formalities. Each Company shall at all times observe the applicable legal requirements for recognition as a corporate entity separate and apart from each other, including without limitation the following:

                        (a) Each shall maintain corporate records and books of account separate from those of the Bank;

                        (b) Each shall not at any time commingle its funds with those of the Bank;

                        (c) Each shall hold meetings of its Board of Directors as appropriate to authorize its corporate actions;

                        (d) Each shall hold meetings of its shareholders as appropriate and as required by the California Corporations Code to authorize its corporate actions;

                        (e) Each shall file all reports required by the California Secretary of State, including the yearly Statement By Domestic Stock Corporation, in a timely manner; and

                        (f) Each shall ensure that its yearly franchise taxes are paid in a timely manner so as to maintain its corporate existence uninterrupted.

                7.3 Advertising. Each Company will at all times hold itself out to the public as an entity separate from each other and its advertising and marketing shall reflect such separate corporate existence. The Companies acknowledge and agree that advertising, sales, or marketing materials for uninsured Fixed Annuities available in or through the Bank is subject to prior review and approval by each Company through its respective Compliance Department, and each of the Companies reserves the right to use or discontinue use of such advertising materials at its own discretion.



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                7.4 OTS Regulations. The Companies shall comply with all
applicable OTS regulations. If required by OTS regulations, any instrument evidencing borrowing by WFIA shall indicate that the Bank is not responsible for any such debt.

        8. Liability; Consultation with Counsel. A Company shall assume no responsibility or liability with respect to the business or affairs of others, other than to provide the management and administrative services and facilities required hereunder. Each shall indemnify, defend and hold harmless the other against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (collectively the "Claims"), including without limitation interest penalties and attorney's fees, that each shall incur or suffer, which arise, result from or relate to (i) conduct by the others of its business and operations and (ii) breach by others of its obligations pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, each Company's obligations pursuant to this section shall not be applicable to Claims arising directly from the bad faith, gross negligence or willful misconduct on the part of any other Company. This Agreement shall create no right, benefit or privilege in favor of any person not a party hereto, and no person not a party hereto shall have any recourse against a Company for any advice, service or facility provided or omitted by it pursuant to this Agreement. A Company may consult with legal counsel (who may also be counsel to either or both of the other Companies) concerning any questions that may arise with respect to its duties and obligations hereunder, and it shall be fully protected in respect of any action taken or omitted by it hereunder in good faith reliance on any opinion of such counsel with respect to any such duty or obligation.

        9. General.

                9.1 This Agreement may be modified, amended or superseded in whole or in part, at any time, by a writing executed by the parties hereto.

                9.2 This Agreement shall be governed by the laws of California, except to the extent any such laws are superseded by federal law or regulation.

                9.3 This Agreement may be executed in counterparts, all of which, taken together shall constitute one agreement.

                9.4 No party shall assign this Agreement without the prior written consent of any other party hereto, which consent shall not unreasonably be withheld.



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        Wherefore, the undersigned have executed this Agreement on the date set forth below to be effective as of the date first set forth above.


WESTERN FINANCIAL BANK

---------------------------------------         Date: September __, 2002
Marguerite Drew, Senior Vice President

WESTFIN INSURANCE AGENCY, INC.

---------------------------------------         Date: September __, 2002
Lee Whatcott, Vice President &
Chief Financial Officer